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EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         Employment Agreement (the "Agreement"), effective as of May 4, 2001 (the "Effective Date"), between eB2B Commerce, Inc., a New Jersey corporation with principal offices at 757 Third Avenue, New York, New York 10017 (the "Company"), and Richard Cohan, residing at 18 Brooklawn Drive, Short Hills, NJ 07078 ("Executive"). The Company and Executive may be referred to herein collectively as the "Parties" or individually as a "Party."

         WHEREAS, the Company develops, owns and operates business to business e-commerce solutions for transaction processing between buyers an suppliers; and

         WHEREAS, the Company desires Executive to serve as President and Chief Operating Officer of the Company, and Executive desires to accept such position and serve the Company as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the Parties do hereby agree as follows:

         1. Employment. The Company hereby agrees to employ Executive and Executive accepts this employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. This Agreement, describing the terms and conditions of Executive's employment with the Company, supersedes and replaces any terms and conditions in any Company forms or other documents, including the Company's standard employment application, whether signed by Executive or not, where such terms and conditions are different or inconsistent from the corresponding terms and conditions of this Agreement. During the term of this Agreement, Executive shall serve as President and Chief Operating Officer of the Company, and shall perform services for the Company normally associated with such positions and such other duties as the Executive Committee of the Board of Directors of the Company (or, in the absence of such a Committee, the Board of Directors of the Company) shall reasonably request. Executive shall use his best efforts to meet the business requirements and goals set by the Executive Committee (or Board of Directors). In furtherance thereof, Executive will devote his best efforts to the affairs and business of the Company. Executive agrees not to serve on any corporate, industry, civic or charitable boards or committees that would interfere or create a conflict of interest with respect to his duties hereunder without the prior consent of the Executive Committee (or Board of Directors), which consent will not be unreasonably withheld. Executive further agrees to observe and comply with the rules and regulations of the Company as adopted by the Executive Committee or the Board of Directors with respect to the performance of his duties; provided, however, that such rules and regulations do not interfere with Executive's ability to perform his duties.

         2. Term. The term of this Agreement shall be the period from the Effective Date and terminating on May 3, 2004 (the "Initial Employment Term"). The Agreement shall thereafter automatically renew for successive one (1) year terms, until terminated by either Party in accordance with this Agreement (the "Succeeding Employment Term"), unless either Party







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provides a written Notice of Termination (as defined in Section 6 hereof) to the other party at least ninety (90) days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term.

         3.       Compensation.

                  3.1 Base Salary. The Company will compensate and pay Executive for his services during the term of this Agreement, initially starting at a base salary of $175,000 per year (the "Base Salary"). The Base Salary shall be payable to Executive in accordance with the Company's standard payroll policy for similarly situated Executives of the Company. The Base Salary shall be increased at the end of each one year period during the term of this Agreement, at a minimum, in accordance with the percentage increase in the Consumer Price Index for the trailing 12 month period. For purposes of this Agreement, each time the Base Salary is increased, such increased salary shall be the actual "Base Salary" for purposes of this Agreement.

                  3.2 Bonus. Executive may receive, from time to time, bonus compensation from the Company, as directed by the Executive Committee or the Board of Directors (the "Bonus Compensation") as follows:

                           3.2.1 Executive shall be entitled to receive a bonus
of up to $175,000 per annum, or greater at the discretion of the Executive Committee or the Board of Directors, during the term of this Agreement, subject to the provisions of this Agreement. The parameters to be achieved to earn such bonus shall be determined by mutual agreement of the Executive Committee and Executive within 30 days after the Effective Date and shall be reviewed and, if mutually agreed, revised each year within 30 days after the anniversary of the Effective Date. As set forth in Section 3.2.2 below, $50,000 per annum of such bonus shall be guaranteed.

                           3.2.2 The Company shall pay Executive a guaranteed
bonus of $12,500 per quarter during the term of this Agreement, subject to his continued employment. Each such bonus is payable within 30 days of the end of the quarter to which the bonus relates.

                  3.3 Stock Options. Executive shall, on the Effective Date, be granted options to purchase 2,000,000 shares of Common Stock of the Company ("Options") pursuant to the terms of the Company's Amended 2000 Stock Option Plan (the "Option Plan") and a separate Stock Option Agreement (or Agreements) between Executive and the Company. The Options shall be "incentive stock options" to the maximum extent permitted by applicable regulation. A description of the principal terms of the Options are as follows: (a) the vesting schedule of the Options is: (i) subject to continued employment, one-third of the Options shall vest on the date one year following the Effective Date, an additional one-third of the Options shall vest on the date two years following the Effective Date and an additional one-third of the Options shall vest on the date three years following the Effective Date; (b) the exercise price of the Options shall be $0.53 per share (the fair market value per share of Common Stock on the Effective Date); and (c) the right to exercise all of the Options granted in connection with this Agreement shall accelerate and be fully exercisable immediately upon a "change of control" event involving the Company (as such term is defined in

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the Stock Option Agreement, but which shall not include a change in control resulting from a public or private financing by the Company) and the exercise period shall be extended to two years from the date of termination of employment in the event that Executive ceases to be employed with the Company within one year after the change in control date (except the option shall not be exercisable beyond 10 years from the grant date). In the event that any "incentive" stock options cease to qualify as such, they shall be deemed to have become non-qualified options.

         4.       Benefits.

                  4.1 Insurance; Paid Time Off. The Company shall provide Executive with health (family plan), disability, life and, if applicable, D&O liability insurance coverage and other benefits during the term of this Agreement as agreed upon by the Executive Committee, but in no event will such benefits be less than those offered to other senior executives of the Company. Executive shall be entitled to such number of days of "paid time off" (as such term is defined in the Company's Executive Handbook) as is commensurate with his position, in accordance with the normal "paid time off" policies of the Company. Executive shall be entitled to participate in all other retirement, welfare and benefit plans provided by the Company to its most senior executives from time to time, to the extent Executive meets the eligibility requirements for any such plan or benefit.

                  4.2 Life Insurance. The Company shall have the right, at its own expense and for its own benefit, to purchase insurance on Executive's life, and Executive shall cooperate by providing necessary information, submitting to required medical examinations, and otherwise complying with the insurance carrier's requirements.

         5. Expenses. The Company shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Executive in accordance with the Company's Travel and Entertainment Policy; and (ii) all reasonable expenses in connection with Executive's attendance at trade, professional and industry related conferences which are in furtherance of the business of the Company. Executive agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

         6.       Employment Termination.

                  6.1 Resignation of Executive. The Parties agree that Executive has the right to voluntarily terminate his employment with the Company by providing the Company with a minimum of thirty (30) days' prior written notice. Upon the receipt of such notice by the Company, Executive will cease to have any authority to act on behalf of the Company as of the date of such notice. In such event, all of the Company's obligations under this Agreement will terminate immediately upon the termination date specified in the notice.

                  6.2 Termination by the Company for Convenience. The Parties agree that the Board has the right to terminate Executive's employment for convenience during the term of this



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Agreement upon notice to Executive. The date of termination will be the date specified in a notice from the Executive Committee or the Board of Directors, but in no event less than thirty (30) days notice. Executive will cease to have any authority to act on the Company's behalf as of the date of receipt of such notice by Executive.

                  6.3 Termination by the Company for Cause. The Parties agree that the Board has the right to terminate Executive's employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

                           6.3.1 Conduct intentionally taken on Executive's part
that materially injures the Company's business or reputation;

                           6.3.2 Actions by Executive intentionally and
knowingly furnishing materially false, misleading or omissive information to the Board;

                           6.3.3 Executive is convicted of any felony;

                           6.3.4 Illegal use of prescription drugs, or use of
illegal drugs by Executive;

                           6.3.5 Any fraud, embezzlement or misappropriation by
Executive of the assets of the Company; or

                           6.3.6 The willful and significant failure by
Executive to perform reasonably assigned duties and obligations as set forth in this Agreement, resulting in damage to the Company, but not encompassing illness, physical or mental incapacity and of which the Company notifies Executive in writing detailing the failure and recommending a cure for such failures, and such failure is not remedied or persists for a period of at least thirty (30) days following receipt of such notice by Executive

In the event that Executive's employment is terminated by the Company for Cause, the date of employment termination will be as specified in the notice of termination to Executive from the Company, and Executive will cease to have any authority to act on behalf of the Company as of such date. The Company will pay Executive the Base Salary and Bonus Compensation due him as of such date, and all other compensation and benefits provided by the Company to Executive will cease as of such date except as otherwise required by law.

                  6.4 Termination by the Company for Death or Disability. The Parties agree that Executive's employment will terminate upon Executive's death or Disability. The term "Disability" shall be defined as Executive's inability, through physical or mental illness, to perform the majority of his usual duties for a period of at least three continuous months or for an aggregate period of at least six months during any 12 month period.

                  6.5 Notice of Termination. Any termination by the Company for Cause shall be communicated by a Notice of Termination to Executive given in accordance with Section 11 hereof.



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For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the effective termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

                  6.6 Resignation of Executive for Good Reason. The Parties agree that Executive has the right to voluntarily terminate his employment with the Company for "Good Reason" upon ten (10) days prior written notice to the Board of Directors. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions: a change in Executive's status, title, position or responsibilities which represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto and which causes Executive embarrassment or creates the appearance of being demeaned by the Company; a change in the Company's executive offices (other than within the same greater metropolitan area); the assignment of Executive of any duties or responsibilities which are inconsistent with his status, title or position and which causes Executive embarrassment or creates the appearance of being demeaned by the Company; or any removal of Executive from or failure to reappoint or reelect him to any of such offices or positions and which causes Executive embarrassment or creates the appearance of being demeaned by the Company; except in connection with the termination of his employment for "Disability", for "cause" (as defined above), as a result of his death, or by Executive for other than "Good Reason".

                  6.7      Obligations of the Company Upon Certain Terminations.

                           6.7.1 Options. In the event that Executive's
employment with the Company is terminated pursuant to Section 6.2 of this Agreement, those Options granted to Executive that would have vested within 60 after the date of such termination shall accelerate and immediately vest and remain exercisable until the earlier of two years from the date of termination or 10 years from the date of grant of the Options. In the event that Executive's employment with the Company is terminated pursuant to Sections 6.4 or 6.6 of this Agreement, those Options granted to Executive that would have vested within one year after the date of such termination shall accelerate and immediately vest and remain exercisable until the earlier of two years from the date of termination or 10 years from the date of grant of the Options. The Options shall be subject to the provisions of the Option Plan and the specific Stock Option Agreement in effect with regard to each Option grant, provided that, to the extent the provisions of the Stock Option Agreement are inconsistent with this
Section 6.7.1, this Section shall control.

                           6.7.2 Termination Payments. If Executive's employment
with the Company is terminated pursuant to Sections 6.2, 6.4 or 6.6 of this Agreement, the Company will pay Executive (or, if applicable, Executive's estate) an amount equal to his Base Salary and any Bonus Compensation to which he may be entitled for a period of six months following the date of termination of employment (together with any unreimbursed business expenses) in a manner



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consistent with the Company's then applicable payroll practices, and, notwithstanding anything in this Agreement to the contrary, the Company shall have no further obligations to Executive.

         7. Survival of Agreement Upon Termination. In the event that Executive's employment is terminated, the rights and obligations of the Parties which are set forth in Sections 7 through 11 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the first anniversary of such date (unless otherwise stated in the applicable provision).

         8.       Restrictive Covenants.

                  8.1 Acknowledgment. Executive acknowledges that (i) the Company's business is all aspects of business-to-business electronic commerce including, but not limited to, building, owning and operating business to business e-commerce solutions for transaction processing between buyers and suppliers, and providing systems integration and consulting services relating thereto, and (ii) fulfillment of the obligations hereunder will result in Executive becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

                  8.2 Covenant Not to Compete. In consideration for the compensation provided for in this Agreement, and as a condition to the performance by the Company of all obligations under this Agreement, Executive agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Executive's employment through the first anniversary of such date (the "Non-compete Term"), Executive shall not directly or indirectly through any other entity, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as the Company. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other entity, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, Executive, partner, consultant, agent, or independent contractor." Notwithstanding the foregoing, nothing in this provision is intended to restrict or limit the ability of Executive to work as a "consultant or independent contractor" for a business which is in the same business as the Company following the termination of Executive's employment, provided any such role is limited in duration and scope so as not to appear to circumvent the purpose and spirit of this provision. The Non-compete Term, for purposes of this Section 8.2 but not
Section 8.3, shall be reduced from one year to 6 months from termination of employment in the event of termination pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 8.2 if, during or after the Non-compete Term of this Agreement, Executive is a passive investor in any publicly held entity and Executive owns two (2%) percent or less of the equity interests therein. It shall not be a breach of the foregoing non-competition covenant, if Executive performs services for any publicly traded firm or enterprise in which the competing portions of such entities' business represents less than 10% of that entity's net revenues and Executive does not provide services or perform functions for that portion of said entity's business or operations.

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                  8.3 No Solicitation of Executives. In addition, during the
Non-compete Term Executive agrees not to recruit, contract or hire any Executive, agent, consultant or advisor of the Company, or otherwise induce such Executive, agent, consultant or advisor to leave or terminate his or her employment or engagement with the Company, to become an Executive of or otherwise be associated with him or any company or business with which he, directly or indirectly, is or may become associated with, or competes with the business of the Company.

                  8.4 Restrictive Covenants Necessary and Reasonable. Executive agrees that the provisions of this Section 8 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         9. Injunctive Relief. Executive, recognizing that irreparable injury shall result to the Company in the event of Executive's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, the Company shall be entitled to seek injunctive relief restraining Executive, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

         10.      Indemnification.

                  10.1 To the full extent allowed by law, the Company shall hold harmless and indemnify Executive, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Executive (net of any related insurance proceeds or other amounts received by Executive or paid by or on behalf of the Company on Executive's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Executive was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because Executive is or was a director or officer or senior executive of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, Executive, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, Executive benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Executive by the Board in accordance with the applicable provisions of the corporation law of the Company's domicile, Executive shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that Executive is so entitled. Such presumption shall only be overcome by a judgment or other final



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adjudication, after all appeals and all time for appeals have expired ("Final
Determination"), adverse to Executive establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board, legal counsel, or its stockholders) that Executive has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Executive has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of Executive under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Executive shall not in any way diminish, restrict, limit or affect Executive's right to indemnification from the Company or any other Party or Parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or applicable state corporate law.

                  10.2 Subject only to the provisions of this Section 10.2, as long as Executive shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as Executive shall be subject to any possible Proceeding by reason of the fact that Executive was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Executive one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Executive's acts as a director and/or officer of the Company or as an Affiliate Executive. The Company may promptly notify Executive of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 10.2, the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Executive under this Agreement, hold harmless and indemnify Executive to the full extent of coverage which would otherwise have been provided for the benefit of Executive pursuant to the Insurance Policies.

                  10.3 Executive shall have the right to receive from the Company on demand, or at his option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Executive in connection with such Proceeding or otherwise expended or incurred by Executive (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, Executive shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Executive is requesting Advanced Amounts, Executive must also provide (i) written affirmation of such Executive's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final



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Determination is made that Executive is not entitled to indemnification hereunder.

                  10.4 The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

                  10.5 All agreements and obligations of the Company contained herein shall continue during the period Executive is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as Executive shall be subject to any possible Proceeding by reason of the fact that Executive was a director or officer of the Company or was serving as such an Affiliate Executive.

                  10.6 Promptly after receipt by Executive of notice of the commencement of any Proceeding, Executive shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company, to the extent the Company was not prejudiced thereby, from any liability which it may have to Executive. With respect to any such Proceeding:
(i) the Company shall be entitled to participate therein at its own expense;
(ii) except with prior written consent of Executive, the Company shall not be entitled to assume the defense of any Proceeding; and (iii) the Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Executive without Executive's prior written consent.

         11.      Miscellaneous.

                  11.1 Notices. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Executive at the address as first set forth above. The Company or Executive may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective Parties.

                  11.2 Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Executive or his duly authorized representative, and by a member of the Board of Directors of the Company (who has been duly authorized by the Board).

                  11.3 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

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                  11.4 Arbitration. Except for the provisions of Section 9
above, in the event of any dispute under this Agreement, each party agrees the same shall be submitted to the American Arbitration Association ("AAA") in the City of New York, for its determination and decision in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as a judgement of the Courts of the State of New York and shall be enforceable as such.

                  11.5 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

                  11.6 Entire Agreement. This Agreement constitutes the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

                  11.7 Counterparts. This Agreement and any certificates made pursuant hereto may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

                  11.8 Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth below.

eB2B Commerce, Inc


By: /s/ John J. Hughes                                 By: /s/ Richard Cohan
   -----------------------------                       -----------------------
        John J. Hughes                                        Richard Cohan



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